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                                                                                                EXHIBIT 12
                                             COLUMBUS SOUTHERN POWER COMPANY
                             Computation of Consolidated Ratios of Earnings to Fixed Charges
                                            (in thousands except ratio data)
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                                                                      Year Ended December 31,
                                                        1989       1990      1991      1992       1993
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . . . . $75,323   $ 76,181   $ 80,245   $75,866    $74,119
  Interest on Other Long-term Debt. . . . . . . . . .  12,079     12,276     11,489    11,430     10,436
  Interest on Short-term Debt . . . . . . . . . . . .   2,476      7,539      3,665     3,282      1,305
  Miscellaneous Interest Charges. . . . . . . . . . .   2,216      2,361      2,663     3,158      4,036
  Estimated Interest Element in Lease Rentals . . . .   3,700      4,900      5,600     4,100      3,700
       Total Fixed Charges. . . . . . . . . . . . . . $95,794   $103,257   $103,662   $97,836    $93,596

Earnings:
  Net Income. . . . . . . . . . . . . . . . . . . . .$113,376   $ 96,000   $ 66,979  $ 76,244   $(55,898)(a)
  Plus Federal Income Taxes . . . . . . . . . . . . .  24,273      6,178      1,074    27,389     34,154
  Plus State Income Taxes . . . . . . . . . . . . . .       2          2          1      -          -
  Plus Fixed Charges (as above) . . . . . . . . . . .  95,794    103,257    103,662    97,836     93,596
       Total Earnings . . . . . . . . . . . . . . . .$233,445   $205,437   $171,716  $201,469   $ 71,852

Ratio of Earnings to Fixed Charges. . . . . . . . . .    2.43       1.98       1.65      2.05       0.76



(a) Ratio includes the effect of the Loss from Zimmer Plant Disallowance of $144,533,000 (net of applicable income taxes of $14,534,000).  As a result, earnings for the twelve months ended December 31, 1993 were inadequate to cover fixed charges by $21,744,000.  If the effect of the Loss from Zimmer Plant
    Disallowance were excluded, the ratio would be 2.46 for the twelve months ended December 31, 1993.

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